Senseonics Holdings, Inc. Reports Second Quarter Financial Results

Generated Q2 revenue of $6.6 million, representing year-over-year growth of 37%

Achieved a 79% increase in U.S. new patient starts over prior year

GERMANTOWN, MD., August 6, 2025 (GLOBE NEWSWIRE) -- Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the second quarter ended June 30, 2025.

Recent Highlights & Accomplishments:

●	Generated revenue of $6.6 million in the second quarter of 2025, an increase of 37% versus the second quarter of 2024, driven by 79% new patient growth in the U.S. over prior year
●	Expanded direct-to-consumer (DTC) advertising campaign to drive further awareness and adoption of Eversense in the U.S., with the first month of enhanced campaign generating a 50% increase in leads over prior three-month average
●	Completed transition of providers to Eon Care from the Nurse Practitioner Group (NPG), now with 38 providers to support patient access to insertions
●	CMS updated the Medicare Physician Fee Schedule, providing reimbursement for a full year of usage with Eversense 365 as a medical benefit
●	Entered into a commercial development agreement to integrate Sequel Med Tech’s twiist™ automated insulin delivery (AID) system with Eversense 365, with launch expected in Q4
●	Raised $77.8 million in total gross proceeds, including $57.5 million in a public offering and $20.3 million from Abbott in a concurrent private placement, to fund the ongoing launch of Eversense 365 and continued development of pipeline products

“During the quarter we continued to drive a strong U.S. Eversense 365 launch focused on new patients, initiating enhanced DTC advertising in June to broaden actionable leads and enable acceleration in patients and revenue growth in the second half of the year,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “We advanced several other important strategic initiatives which drive uptake and advance our technology to position us for increased shareholder value while progressing the development of Gemini and Freedom.”

Second Quarter 2025 Results:

Total revenue for the second quarter of 2025 was $6.6 million compared to $4.9 million for the second quarter of 2024. U.S. revenue was $4.9 million for the second quarter of 2025 compared to $3.0 million for the second quarter of 2024, and revenue outside the U.S. was $1.7 million in the second quarter of 2025 compared to $1.9 million in the prior year period.

Second quarter 2025 gross profit of $3.1 million compared to gross profit of $0.3 million for the second quarter of 2024. The increase in gross profit was primarily driven by increased margins on the 365-day product and a one-time gain as the result of previously expensed value-added tax recovered from prior years.

Second quarter 2025 research and development expenses decreased by $3.1 million year-over-year, to $7.7 million (from $10.8 million). The decrease was primarily due to a reduction in clinical studies spend and consultant costs due to the completion of 365-day product trials.

Second quarter 2025 selling, general and administrative expenses increased by $0.7 million year-over-year, to $9.7 million (from $9.0 million). The increase was primarily driven by higher sales commissions expenses due to an increase in consignment sales and an increase in personnel costs to support the Eon Care inserter network.

Net loss was $14.5 million, or a $0.02 loss per share, in the second quarter of 2025 compared to net loss of $20.3 million, or a $0.03 loss per share, in the second quarter of 2024. Net loss decreased by $5.8 million primarily due to improved gross profit margins of Eversense 365 sales in the United States and the overall reduction in research and development costs.

Full Year 2025 Financial Outlook

Senseonics continues to expect full-year 2025 global net revenue to be approximately $34-38 million as we continue to roll out Eversense 365 to U.S. patients. The full-year 2025 financial outlook assumes approximately doubling of our global patient base during 2025, with approximately one-third of revenue generated in the first half of 2025 and two-thirds of revenue to be generated in the second half of 2025, second half revenue will be weighted to the fourth quarter due to once-a-year Eversense 365 reorder dynamics following its Q4 launch. The financial outlook takes into consideration current assumptions regarding: (i) refined visibility of the timeline and specifications for the regulatory approval and the plans for commercial transition to Eversense 365 outside the United States, (ii) projected plans with respect to spending on the DTC marketing campaign to generate additional leads, (iii) executing on other sales and marketing initiatives, (iv) anticipated utilization and impact of the patient assistance programs for Eversense 365, and (v) continued progress with the transition of reimbursement from Eversense E3 to Eversense 365. Gross margins are expected to increase throughout 2025, with 2025 gross margins between 32.5% and 37.5% for the full year. Cash used in operations in 2025 is expected to be approximately $60 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, August 6, 2025, to discuss these financial results and recent business developments. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at this link. Individuals interested in participating in the call via telephone may access the call by dialing +1-800-225-9448 (+1-203-518-9708 for those outside the U.S. or Canada) and referencing Conference ID SENSQ2. A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics
Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense
The Eversense® Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense® 365 and 180 days for Eversense® E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 14 for Eversense® 365 and one time per day after day 21 for Eversense® E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

About Ascensia Diabetes Care
Ascensia Diabetes Care is a global company focused entirely on helping people with diabetes. Our mission is to empower those living with diabetes through innovative solutions that simplify and improve their lives. We are home to the world-renowned CONTOUR® portfolio of blood glucose monitoring systems and the exclusive global distribution partner for the Eversense® Continuous Glucose Monitoring Systems from Senseonics. These products combine advanced technology with user-friendly functionality to help people with diabetes manage their condition and make a positive difference to their lives. As a trusted partner in the diabetes community, we collaborate closely with healthcare professionals and other partners to ensure our products meet the highest standards of accuracy, precision and reliability, and that we conduct our business compliantly and with integrity.

Ascensia is a member of PHC Group and was established in 2016 through the acquisition of Bayer Diabetes Care by PHC Holdings Corporation. Ascensia products are sold in more than 100 countries. Ascensia has around 1,400 employees and operations in 29 countries. For further information, please visit the Ascensia Diabetes Care website at: http://www.ascensia.com.

About PHC Holdings Corporation
PHC Holdings Corporation (TSE 6523) is a global healthcare company with a mission of contributing to the health of society through healthcare solutions that have a positive impact and improve the lives of people. Its subsidiaries (referred to collectively as PHC Group) include PHC Corporation, Ascensia Diabetes Care Holdings AG, Epredia Holdings Ltd., LSI Medience Corporation, Mediford Corporation, and Wemex. Together, these companies develop, manufacture, sell and service solutions across diabetes management, healthcare solutions, life sciences and diagnostics. PHC Group’s consolidated net sales in FY2024 were JPY 353.9 billion with global distribution of products and services in more than 125 countries. www.phchd.com

©2025 Ascensia Diabetes Care Holdings AG. All right reserved. Ascensia, the Ascensia Diabetes Care logo and Contour are trademarks and/or registered trademarks of Ascensia Diabetes Care Holdings AG.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue, gross margin, cash flow and global installed customer base projections, and global installed customer base and reorder assumptions, under the heading “Full Year 2025 Financial Outlook,” statements regarding plans, timing and success of the commercial launch of the 365-day system and the adoption of, access to, or growth of use of Eversense, statements regarding future demand for Eversense, statements regarding development programs and next generation systems, statements regarding the collaboration with Sequel and the anticipated timing for commercial availability of an integrated twiistTM AID system with Eversense 365, the future regulatory approval and the potential to commercially launch Eversense 365 outside the U.S., and other statements containing the words "believe," “expect,” “intend,”

“may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the reliance on and execution of Ascensia Diabetes Care, the Company’s commercialization partner for Eversense, uncertainties with respect to any additional commercial support that will be required for successful commercialization of Eversense, and other commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration and roll-out of new technology and solutions, uncertainties inherent in finalizing integration and commercial terms and coordination with health systems and other new collaboration partners and third parties, uncertainties inherent in the ongoing commercialization of the Eversense product and the expansion of the Eversense product and Senseonics’ and its partners’ activities, uncertainties relating to the current economic and regulatory/political environment, including the effects of tariffs, and such other factors as are set forth in the risk factors detailed in Senseonics' Annual Report on Form 10-K for the year ended December 31, 2024, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 and future reports filed with the SEC under the heading "Risk Factors." In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Jeremy Feffer
LifeSci Advisors
investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2025	2024
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$31,518	$74,597
Restricted cash	315	315
Short term investments, net	94,894	—
Accounts receivable, net	2,853	1,365
Accounts receivable, net - related parties	2,304	4,921
Inventory, net	4,714	4,421
Prepaid expenses and other current assets	4,990	5,819
Total current assets	141,588	91,438

Deposits and other assets	4,729	4,926
Property, equipment and intangible assets, net	3,957	4,074
Total assets	$150,274	$100,438
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,269	$3,205
Accrued expenses and other current liabilities	9,883	13,636
Accrued expenses and other current liabilities, related parties	2,624	1,870
Notes payable, current portion, net	—	20,138
Total current liabilities	14,776	38,849

Long-term debt and notes payables, net	35,230	34,703
Non-current operating lease liabilities	5,548	5,785
Total liabilities	55,554	79,337

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 0 and 12,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	37,656
Total temporary equity	—	37,656

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.001 par value per share; 1,400,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 814,576,132 shares and 595,351,210 shares issued and outstanding as of June 30, 2025 and December 31, 2024	815	595
Additional paid-in capital	1,070,516	930,724
Accumulated other comprehensive loss	23	—
Accumulated deficit	(976,634)	(947,874)
Total stockholders’ equity (deficit)	94,720	(16,555)
Total liabilities, temporary equity and stockholders’ equity (deficit)	$150,274	$100,438

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue, net	$3,223	$778	$5,033	$1,367
Revenue, net - related parties	3,426	4,087	7,873	8,545
Total revenue	6,649	4,865	12,906	9,912
Cost of sales	3,528	4,567	8,280	9,279
Gross profit	3,121	298	4,626	633

Expenses:
Research and development expenses	7,715	10,800	15,014	21,238
Selling, general and administrative expenses	9,729	8,991	17,423	17,119
Operating loss	(14,323)	(19,493)	(27,811)	(37,724)
Other (expense) income, net:
Interest income	973	1,190	1,648	2,574
Interest expense	(1,145)	(2,085)	(2,574)	(4,133)
Gain on change in fair value of derivatives	—	102	—	102
Other (expense) income	(6)	(1)	(23)	17
Total other (expense) income, net	(178)	(794)	(949)	(1,440)

Net Loss	(14,501)	(20,287)	(28,760)	(39,164)
Other comprehensive loss
Unrealized gain (loss) on marketable securities	26	(5)	23	4
Other comprehensive gain (loss)	26	(5)	23	4
Total comprehensive loss	$(14,475)	$(20,292)	$(28,737)	$(39,160)

Basic net loss per common share	$(0.02)	$(0.03)	$(0.04)	$(0.06)
Basic weighted-average shares outstanding	813,364,903	616,585,664	766,382,267	615,587,105

Diluted net loss per common share	$(0.02)	$(0.03)	$(0.04)	$(0.06)
Diluted weighted-average shares outstanding	813,364,903	616,585,664	766,382,267	615,587,105